EXHIBIT 99.1

ATMI Reports Record Revenues and Net Income for Third Quarter 2012

DANBURY, Conn., Oct. 24, 2012 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI) today reported record revenues and net income for the third quarter of 2012.

Revenues were $108.8 million during the third quarter of 2012 compared with $95.0 million last year, due to the positive contribution from last year's SDS® Direct transaction, strong demand for single-use equipment in LifeSciences, and royalties recognized in the quarter. Net income for the quarter was $14.4 million, or $0.44 per diluted share, compared with $8.0 million, or $0.25 per diluted share, during the prior year period.

"We clearly encountered a bit of a headwind in the Microelectronics markets that impacted wafer starts during the third quarter," said Doug Neugold, Chief Executive Officer. "Against that backdrop, our SDS Direct transaction continued to perform in line with expectations and our customers are moving forward with production plans for the 28nm and 20nm nodes, where we are well positioned with leading-edge products. LifeSciences revenues, while down from the previous quarter as expected given the European seasonal effect, were strong versus the prior year as customers continue to adopt our single-use technology."

Segment Results (all comparisons to same period in 2011)

Microelectronics

  Revenues grew 15 percent to $98.5 million
  Results included $7.4 million incremental revenues from SDS Direct and a $2.6 million royalty
  Operating income grew 41 percent due to revenue growth, the royalty, and completion of a collaborative development agreement

LifeSciences

  Revenues improved 13 percent to $10.4 million
  Strong demand for single-use equipment, which will benefit future periods as consumables ramp when customers begin high-volume manufacturing
  Operating loss due to continued investment in new product development

Market Environment

"Consistent with external data points, we anticipate wafer starts to be down seasonally in the fourth quarter, impacting Microelectronics," commented Neugold. "However, longer term trends remain favorable as customers increase production at advanced nodes. We are investing in a new manufacturing facility in Korea to work more closely with our Asian customers. LifeSciences is on track for a strong finish to the year after the seasonally soft third quarter, with long-term growth driven by the move to high-volume production using single-use technology. Given the macroeconomic uncertainties, we will continue to closely monitor and control our discretionary cost structures in the near term."

Webcast Information

A conference call (dial-in: 877.766.0748) discussing the Company's financial results and business outlook will begin at 11:00 a.m. Eastern time, October 24, 2012. A replay of the call will be available for 48 hours at 855.859.2056 (access code 41878233). An audio webcast of the conference call will be available for 30 days on http://investor.atmi.com.

About ATMI

ATMI, Inc. provides specialty semiconductor materials, and safe, high-purity materials handling and delivery solutions designed to increase process efficiencies for the worldwide semiconductor, flat panel, and life sciences industries. For more information, please visit http://www.atmi.com.

The ATMI, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5254

ATMI, the ATMI logo, and SDS are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries, or both.

Forward Looking Statements

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2012 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor and life sciences industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing, and delivering new products; customer-driven pricing pressure; potential loss of key customers; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; ability to protect ATMI's proprietary technology; and other factors described in ATMI's Form 10-K for the year ended December 31, 2011 and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

ATMI, INC.
SUMMARY STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$108,847	$95,006	$307,320	$299,757
Cost of revenues	54,404	50,955	155,221	158,153
Gross profit	54,443	44,051	152,099	141,604
Operating expenses:
Research and development	12,272	12,757	40,586	40,459
Selling, general, and administrative	21,708	19,478	67,967	62,223
Total operating expenses	33,980	32,235	108,553	102,682

Operating income	20,463	11,816	43,546	38,922

Other income (expense), net	547	(669)	414	(88)

Income before income taxes	21,010	11,147	43,960	38,834

Provision for income taxes	6,585	3,106	14,250	11,652

Net income	$14,425	$8,041	$29,710	$27,182

Earnings per diluted share	$0.44	$0.25	$0.91	$0.84

Weighted average shares outstanding	32,609	32,318	32,659	32,332

ATMI, INC.
SUMMARY BALANCE SHEETS
(in thousands)

	September 30, 2012 (Unaudited)	December 31, 2011
Assets
Cash & marketable securities (1)	$130,923	$110,155
Accounts receivable, net	66,903	51,563
Inventories, net	83,235	73,622
Other current assets	30,452	35,848
Total current assets	311,513	271,188
Property, plant, and equipment, net	120,411	116,275
Marketable securities, non-current (1)	8,332	3,329
Other assets	122,256	122,894
Total assets	$562,512	$513,686

Liabilities and stockholders' equity
Accounts payable	$ 25,603	$20,779
Other current liabilities	33,230	24,177
Total current liabilities	58,833	44,956
Non-current liabilities	18,603	18,399
Stockholders' equity	485,076	450,331
Total liabilities & stockholders' equity	$562,512	$513,686

(1) Total cash and marketable securities equaled $139.3 million and $113.5 million at September 30, 2012 and December 31, 2011, respectively.

ATMI, INC.
Segment Results
(in thousands)
(Unaudited)

	Revenues
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Microelectronics	$ 98,477	$ 85,795	$ 276,460	$ 270,270
LifeSciences	10,388	9,203	30,651	29,137
All Other	(18)	8	209	350
Total Consolidated	$ 108,847	$ 95,006	$ 307,320	$ 299,757

	Operating income (loss)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Microelectronics	$ 34,388	$ 24,324	$ 85,817	$ 76,864
LifeSciences	(2,137)	(2,223)	(5,367)	(4,549)
All Other	(11,788)	(10,285)	(36,904)	(33,393)
Total Consolidated	$ 20,463	$ 11,816	$ 43,546	$ 38,922

CONTACT: Troy Dewar
         Director, Investor Relations
         203.207.9349
         tdewar@atmi.com